Exhibit 99.1
press information
MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate February 14, 2006	contact	Ann Marie Luhr 716-687-4225
MOOG INC. ANNOUNCES OFFERING OF CLASS A COMMON STOCK
East Aurora, NY, February 14, 2006 — Moog Inc. (NYSE:MOG.A and MOG.B) today announced a public offering of 2.5 million newly issued shares of Class A common stock at $31.00 per share. Net proceeds to Moog from the offering are expected to be approximately $73.4 million and will be used to repay outstanding indebtedness under Moog’s revolving bank credit facility, which amount may be reborrowed for general corporate purposes, including acquisitions. The closing of the offering is expected to occur on February 21, 2006. All of the shares are being offered by Moog solely pursuant to a prospectus supplement under Moog’s effective shelf registration statements.
SG Cowen & Co. is acting as the underwriter of the offering. Moog has granted SG Cowen an option to purchase up to an additional 375,000 shares of Class A common stock within 30 days after the offering to cover over-allotments, if any.
This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state in which such offer solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The shares of Class A common stock are being offered solely by means of a prospectus. Copies of the final prospectus supplement and accompanying prospectus related to the offering may be obtained from SG Cowen & Co., LLC at 1221 Avenue of the Americas, 6th Floor, New York, NY 10020.
Moog is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment.
     Additional information about Moog can be found on its website, http://www.moog.com.